Exhibit 99.1
Unigene Strengthens Board with the Appointment of Walgreen’s Executive, Thomas J. Sabatino, Jr.

-Board strengthened with extensive healthcare and legal expertise-
—
November 16, 2011 – Boonton, NJ – Unigene Laboratories, Inc. (OTCBB: UGNE), a leader in the design, delivery, manufacture and development of peptide-based therapeutics, today announced the appointment of Thomas J. Sabatino, Jr. to its Board of Directors.

Mr. Sabatino is currently Executive Vice President and General Counsel for Walgreen Co., (NYSE: WAG) (NASDAQ: WAG), based in Deerfield, IL.  He joined Walgreens in September 2011 after having held general counsel roles with United Airlines, Inc., Schering-Plough Corporation, Baxter International Inc., and American Medical International, Inc.

Richard Levy, Chairman of the Board at Unigene and Managing Partner and Founder of Victory Park Capital, the Chicago-based alternative investment firm, which provided Unigene with critical new capital during the company’s 2010 debt restructuring, said, “We are proud to have Tom join Unigene’s Board of Directors. His extensive industry experience and impressive track record – specifically, his knowledge of the legal and regulatory landscape for pharmaceutical companies – will be invaluable as Unigene continues to execute against its business transformation.  Tom brings a wealth of contacts, knowledge and insight that will strengthen our board and be instrumental in guiding the business through market-leading clinical developments of orally-delivered, peptide-based therapeutics.”

Thomas J. Sabatino, Jr., stated, “Unigene has emerged as the leading oral peptide delivery company with validated technology platforms.  I am extremely impressed with the management team’s progress thus far.  The team’s unwavering commitment to the solid execution of their strategy has resulted in tangible results over the past year as well as set the stage for multiple events that will continue to transform the Company.  I look forward to playing an active role in establishing Unigene as the preeminent oral peptide delivery Company.”

After beginning his career with a law firm and then moving into corporate law, Sabatino was named President and CEO in 1990 of privately-held medical products manufacturer and distributor Secure Medical, Inc., of Mundelein, IL.  In 1992, he joined American Medical International, a Dallas-based for-profit hospital chain with 40 acute-care hospitals. Three years later he rejoined Baxter International and was named Senior Vice President and General Counsel for the Company in 1997.  Sabatino moved to Schering-Plough in 2004 as Executive Vice President and General Counsel for Global Law and Public Affairs.

In March 2010, he was appointed General Counsel of United Airlines and immediately took a leading role in its merger negotiations with Continental Airlines, Inc.  Sabatino left United Continental Holdings, Inc. in 2011 after completion of the merger.

Sabatino earned a Bachelor of Arts degree from Wesleyan University in Middletown, CT, in 1980 and his law degree from the University of Pennsylvania in Philadelphia in 1983.  He is a member of the bar in Massachusetts, Illinois, California and New Jersey.  He serves on the Board of Directors and the Executive Committee of the Association of Corporate Counsel; serves on the Advisory Board of Corporate Pro Bono; and is on the General Counsel Committee of the American Bar Association.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward- looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com / amielach@tiberend.com